EX99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust II regarding the Prospectus and Statement of Additional Information of ACR International Quality Return (IQR) Fund, a series of the Investment Managers Series Trust II.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
December 20, 2016